EXHIBIT 99.6

                        INSPIRE INSURANCE SOLUTIONS, INC.

                        12,547,927 SHARES OF COMMON STOCK
                  ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

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  THE SUBSCRIPTIONRIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. EASTERN STANDARD TIME
                       ON JANUARY 9, 2002 UNLESS EXTENDED.
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To Our Clients:

         We are sending this letter to you because we hold shares of INSpire Insurance Solutions, Inc. common stock for you. INSpire Insurance Solutions has commenced an offering of an aggregate of 12,547,927 shares of Common Stock, par value $0.01 per share ("Common Stock"), of INSpire Insurance Solutions, at a subscription price of $.40 per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on December 10, 2001 ("Subscription Rights"), to all holders of record of shares of INSpire Insurance Solution's Common Stock, as of the close of business on December 3, 2001. Each Subscription Right also carries the right to oversubscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (to the extent available, subject to proration). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

         Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to .66 Subscription Rights for each share of Common Stock owned by such beneficial owner. Shareholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded up to the next largest full Subscription Right.

         We are (or our nominee is) the holder of record of Common Stock held by us for your account. We can exercise your subscription rights only if you instruct us to do so.

         We request instructions as to whether you wish to have us exercise the subscription rights relating to the Common Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

         We have enclosed your copy of the following documents:

         1.       A Letter to Shareholders from the Company;

         2.       The Prospectus; and

         3.       The Beneficial Owner Election Form.